Exhibit 3.39

ARTICLES OF INCORPORATION

OF

QUINTILES PHASE ONE SERVICES, INC.

The undersigned, a natural person, for the purpose of incorporating or organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the Kansas General Corporation Code, as amended and supplemented, does hereby adopt the following Articles of Incorporation.

FIRST: The name of the corporation (hereinafter called the “corporation’’) is Quintiles Phase One Services, Inc.

SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Kansas is c/o The Corporation Company, 515 South Kansas Avenue, Topeka, Kansas 66603.

THIRD: The nature of the business and of the purposes to be conducted and promoted by the corporation is to engage in any lawful act or activity for which corporations may be incorporated or organized under the Kansas General Corporation Code.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is ten thousand (10,000) shares of Common Stock, $.01 par value per share.

FIFTH: The name and the mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS

Denelle J. Waynick, Esq.	c/o Gibbons, Del Deo, Dolan Griffinger & Vecchione One Riverfront Plaza Newark, New Jersey 07102

SIXTH: The names and addresses of the initial Board of Directors who shall serve as directors until the first annual meeting of the stockholders or until their successors are elected and qualify are:

NAME	MAILING ADDRESS

James Bierman	c/o Quintiles Transnational 4709 Creekstone Drive Suite 200 Durham, North Carolina 27703

Joseph Clancy	c/o Quintiles Transnational 4709 Creekstone Drive Suite 200 Durham, North Carolina 27703

John Russell	c/o Quintiles Transnational 4709 Creekstone Drive Suite 200 Durham, North Carolina 27703

SEVENTH: The corporation is to have perpetual existence.

EIGHTH: The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by paragraph (8) of subsection (b) of Section 17-6002 of the Kansas General Corporation Code, as the same may be amended and supplemented.

NINTH: The corporation shall, to the fullest extent permitted by Section 17-6305 of the Kansas General Corporation Code, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

TENTH: From time to time any of the provisions of these Articles of Incorporation may be amended, altered, or repealed, and other provisions authorized by the Kansas General Corporation Code at the time in force may be added or inserted in the manner and at the time prescribed by said Kansas General Corporation Code, and all rights at any time conferred upon the stockholders of the corporation by these Articles of Incorporation are granted subject to the provisions of this Article TENTH.

KANSAS SECRETARY OF STATE Limited Liability Company Certificate of Amendment
Kansas Office of the Secretary of State:
Memorial Hall, 1st Floor 120 S.W. 10th Avenue Topeka, KS 66612-1594	(785) 296-4564 kssos@sos.ks.gov www.sos.ks.gov

This form must be complete and accompanied by the correct filling fee or the document will not be accepted for filling.

1.	Business entity ID number Not Federal Employer ID Number (FEIN).	2923998

2.	Name of limited liability company Must match name on record with Secretary of State.	Quintiles Phase One Services, LLC

3.	The limited liability company amends its articles of organization as follows:
Article I of the Articles of Organization are amended to read in its entirety as follows:

“I. The name of the limited liability company is IQVIA Phase One Services LLC.”

4.	Future Effective date Must be within 90 days of billing date.	☒ Upon filing ☐ Future effective date:	Month	Day	Year

5.	I declare under penalty of perjury under the laws of the state of Kansas that the foregoing is true and correct, and that I have remitted the required fee.
Signature of Authorized Person /s/ James H. Erlinger III			Month 11	Day	Year 2017
Name of Signature (Printed or Typed)
James H. Erlinger III, President
Phone Number (919) 998-2000

1/1	K.S.A 17-7674, 17-78, 124 Rev. 04/21/15 to